DIRECTOR AGREEMENT

This Director Agreement, (the “Agreement”) dated as of March 8, 2005 by and between Dwango North America Corp., a company incorporated under the laws of the state of Nevada (the “Company”), with its principal executive offices in Seattle, Washington, and Victor Cohn, residing at 59 Lower Shad Road, Pound Ridge, New York 10576 (the “Director”).

WHEREAS, the Company wishes to cause Director to be elected by the Company, and Director wishes to be elected, as a member of the Board of Directors of the Company (the “Board”).

WHEREAS, upon Director’s election to the Board, the Company wishes to cause Director to be elected, and the Director wishes to be elected, as the Chairman of the Board.

WHEREAS, if the Director is elected by the Company as both a member of the Board and the Chairman of the Board, the parties wish to provide in this Agreement for the rights, obligations duties and powers of Director.

NOW, THEREFORE, in consideration of the mutual undertakings and premises herein contained, the parties hereto hereby agree as follows:

1.	Directorship.

1.1	The Company hereby agrees to cause the election of Director, and Director hereby agrees if elected by the Company, to serve as a member of the Board.

1.2
The Company hereby agrees to cause the election of Director, and Director hereby agrees if elected by the Company, to serve as the Chairman of the Board. Director shall not be an employee of the Company.

1.3
In serving as a member and the Chairman of the Board, Director acknowledges and agrees that during the term hereof acting as a member and the Chairman of the Board, Director shall comply with all applicable laws and regulations and the Company’s Articles of Incorporation, By-laws or other governing instruments or contractual commitments of the Company which govern or control in any way Director’s rights, powers, duties or responsibilities as a member and Chairman of the Board.

1.4
Notwithstanding anything to the contrary in this Section 1, Director may be removed as a director and/or as Chairman of the Board at any time in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, and no provision of this Agreement shall be construed to require the Company to cause Director to remain on the Board or to continue to serve as Chairman of the Board for any particular length of time. Likewise, Director may resign at any time.

2.	Scope of Duties and Powers.

2.1
Director shall, in his capacity as the Chairman of the Board, preside at all meetings of the Board and at all meetings of the stockholders and shall exercise and perform such other powers and duties as from time to time may be assigned by the Board or prescribed by the By-laws of the Company. In furtherance, and not in limitation, of the foregoing, Director shall spend at least one business day per quarter at the headquarters of the Company in Seattle, Washington and shall make himself available for and be responsive to telephone calls and e-mails regarding the business of the Company.

2.2	Director shall attend (in-person) at least 4 meetings of the Board per year. Director shall also be available on an as needed basis for telephonic meetings of the Board.

2.3	Director shall participate in the selection by the Company of its, among others, auditors (to the extent he becomes a member of the audit committee) and legal counsel.

3.	Compensation.

In consideration of the services provided to the Company by Director hereunder, the Company shall compensate Director as follows:

3.1
While Director serves as a member of the Board, the Company shall pay Director $6,000 per month (“Director’s Fee”). In addition, the Company shall pay Director for (i) his attendance in person at meetings of the Board $500 per meeting and (ii) his participation in telephonic meetings of the Board $250 per meeting, each as may be adjusted pursuant to the Company’s Director Compensation Plan in effect from time to time.

3.2
It is agreed by Director and the Company that the Company shall pay all expenses incurred by Director in the discharge of Director’s duties under this Agreement, including, but not limited (a) to first class round-trip air travel to and from Seattle, Washington and (b) reasonable attorney’s fees in connection with this Agreement. The Company shall reimburse Director for expenses incurred by Director in connection with the performance of Director’s duties and responsibilities hereunder, provided that such expenses are supported with customary receipts and expense reports.

3.3	Options.

(a)
Pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), Director shall be granted an option to purchase 300,000 shares of common stock of the Company upon his initial election to the Board at an exercise price equal to fair market value (“FMV”) on the date of grant determined in accordance with the provisions of the Plan. Director’s right to exercise the option shall vest one-twelfth (1/12) on the date of grant, and one-twelfth on each three month anniversary of the date of grant until vested in full. This grant shall be in lieu of any grant to which Director would otherwise be entitled upon election to the Board.

(b)
Director shall be entitled to participate, except as set forth in subsection (a) above with respect to a grant upon election to the Board, in any director compensation plan of the Company applicable to non-employee directors generally which is effective during the term of this Agreement. Notwithstanding the foregoing, the Company shall not be required to maintain any such plan and may alter the terms and conditions of such plan at any time and from time to time in its sole discretion.

3.4
For the purposes of this Agreement, a “Change of Control Event” shall be the occurrence of a single shareholder (or beneficial owner) or an affiliated group of shareholders (or owners) acquiring more than 50% of the then outstanding shares of capital stock of the Company entitled to vote in the election of directors or otherwise acquiring effective control of the Company. In the event of a Change of Control Event, Director’s unvested and unexercised options (set forth in Section 3.3 above) shall immediately vest and become exercisable.

3.5
Immediately upon Director’s initial election to the Board, the Company shall consult with Marsh & McLennan or a similar nationally recognized insurance broker (“Insurance Consultant”) to consider the appropriateness of the coverage limitation on the Company’s directors and officers insurance policy (“D&O Policy”). The Board may, but shall not be required to, increase the Company’s D&O Policy coverage limitation as recommended by such Insurance Consultant. The Company shall bear all costs related to the foregoing.

3.6
The Company shall make available a secretary at its principal executive offices for the use of Director in connection with the discharge of Director’s duties under this Agreement and shall bear all costs related thereto.

3.7
The Company shall make available an office at its principal executive offices for Director’s use when in Seattle, Washington in connection with the discharge of Director’s duties under this Agreement and shall bear all costs related thereto.

4.	Indemnification. See Appendix A hereto which is made a part of this Agreement to the same extent as if it had been set forth verbatim herein.

5.	Terms and Termination. This Agreement shall become effective on the date hereof and shall continue in full force and effect so long as Director remains a member of the Board.

6.	Miscellaneous.

6.1
Any notice under this Agreement shall be in writing and shall be deemed to have been duly given for all purposes when delivered in person or transmitted by facsimile transmission with confirmed receipt to the respective parties, or three days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or to such other address of which notice as aforesaid has actually been received.

If to Director:	Mr. Victor Cohn 59 Lower Shad Road Pound Ridge, New York 10576 and 305 East 63rd Street New York, New York 10021 Facsimile: (914) 764-0769
with a copy to:	Thelen Reid & Priest LLP 875 Third Avenue New York, New York 10022 Facsimile: (212) 603-2001 Attention: Willie Dennis, Esq.
If to Company:	Dwango North America Corp. 2211 Elliott Avenue, Suite 601 Seattle, Washington 98121 Facsimile: (206) 832-0601 Attention: Mr. J. Paul Quinn
with a copy to:	Moomjian & Waite, LLP 100 Jericho Quadrangle Suite 225 Jericho, NY 11753 Facsimile: (516) 937-5050 Attention: Gary T. Moomjian, Esq.

6.2
Other than the term and conditions set forth in the Articles of Incorporation, By-laws or other governing instruments of the Company, this Agreement is the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, written or oral, with respect to such subject matter.

6.3
This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The provisions of Article 4 of this Agreement shall continue in effect regardless of whether Director continues to serve as a director of the Company or of any other enterprise at the Company's request.

6.4
The provisions of this Agreement shall be severable if any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

6.5
This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto. No waiver or failure to act with respect to any breach or default hereunder, subsequent breach or default, whether of similar or different nature.

6.6	This Agreement may not be assigned without the written consent of the other party.

6.7	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

DWANGO NORTH AMERICA CORP.

By:	/s/ J. Paul Quinn
Name: J. Paul Quinn
Title: Chief Financial Officer

/s/ Victor Cohn
Victor Cohn

APPENDIX A -- INDEMNIFICATION

1.1	Certain Definitions.

(a)
Claim: shall mean any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by the Company or any other party, that Director in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(b)
Expenses: shall include reasonable attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(c)
Indemnifiable Event: shall mean any event or occurrence related to the fact that Director is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation of any type or kind, domestic or foreign, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by Director in such capacity. Without limitation of any indemnification provided hereunder, Director serving (i) another corporation, partnership, joint venture or trust of which 10 percent or more of the voting power or residual economic interest is held, directly or indirectly, by the Company, or (ii) any employee benefit plan of the Company or any entity referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the Company.

(d)
Reviewing Party: shall be (i) the Board of Directors acting by quorum consisting of directors who are not parties to the particular Claim with respect to which Director is seeing indemnification, or (ii), if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, (A) the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth this Agreement has been met by the Director or (B) the shareholders upon a finding that the Director has met the applicable standard of conduct referred to in clause (ii)(A) of this definition.

1.2
Basic Indemnification Arrangement. If Director was, is or becomes at any time a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Director to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, against any and all Expenses, judgments, fines (including excise taxes assessed on Director with respect to an employee benefit plan), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with, or in respect of, such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Director, the Company shall advance (within five business days of such request) any and all Expenses to Director (an “Expense Advance”). Notwithstanding anything in this Agreement to the contrary, (i) Director shall not be entitled to indemnification pursuant to this Agreement if a judgment or other final adjudication adverse to the Director establishes that Director's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated and (ii) Director shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Director against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

1.3
Payment. Notwithstanding the provisions of Section 1.2, the obligations of the Company under Section 1.2 (which shall in no event be deemed to preclude any right to indemnification to which Director may be entitled under Section 78.7502 of the Nevada Revised Statutes (“NRS”)) shall be subject to the condition that the Reviewing Party shall have authorized such indemnification in the specific case by having determined that Director is permitted to be indemnified under the applicable standard of conduct set forth in Section 1.2 and applicable law. The Company shall promptly call a meeting of the Board of Directors with respect to a Claim and agrees to use its best efforts to facilitate a prompt determination by the Reviewing Party with respect to the Claim. Director shall be afforded the opportunity to make submissions to the Reviewing Party with respect to the Claim. The obligation of the Company to make an Expense Advance pursuant to Section 1.2 shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Director would not be permitted to be so indemnified under Section 1.2 and applicable law, the Company shall be entitled to be reimbursed by for all such amounts theretofore paid; provided, however, that if Director has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Director should be indemnified under applicable law, any determination made by the Reviewing Party that Director would not be permitted to be indemnified under applicable law shall not be binding and Director shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Director substantively would not be permitted to be indemnified in whole or in part under applicable law, Director shall have the right to commence litigation in any court in the State of New York having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Director.

1.4
Indemnification for Additional Expenses. The Company shall indemnify Director against any and all expenses (including reasonable attorneys' fees) and, if requested by Director, shall (within five business days of such request) advance such expenses to Director, which are incurred by Director in connection with any claim asserted or action brought by Director for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or the By-laws or Articles of Incorporation of the Company now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Director ultimately is determined to be entitled to such indemnification, advance expenses payment or insurance recovery, as the case may be.

1.5
Partial Indemnity, Etc. If Director is entitled under any provision of this Agreement or the By-laws or Articles of Incorporation of the Company now or hereafter in effect to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Director for the portion thereof to which Director is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Director has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Director shall be indemnified, to the extent permitted by law, against all Expenses incurred in connection with such Indemnifiable Event. In connection with any determination by the Reviewing Party or otherwise as to whether Director is entitled to be indemnified hereunder, the burden of proof shall, to the extent permitted by law, be on the Company to establish that Director is not so entitled.

1.6
Nonexclusivity, Etc. The rights of the Director hereunder shall be in addition to any other rights Director may have under the By-laws of the Company, the Articles of Incorporation of the Company, the NRS or otherwise. To the extent that a change in the NRS (whether by statue or judicial decision) permits greater indemnification by agreement than would be afforded currently under the By-laws of the Company, the Articles of Incorporation of the Company and this Agreement, it is the intent of the parties hereto that Director shall enjoy by this Agreement the greater benefits so afforded by such change.

1.7
Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Director, Director's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.